Exhibit 10.3

TAX MATTERS AGREEMENT

between

EMERSON ELECTRIC CO.,
on behalf of itself
and the members
of the Emerson Group

and

ASPEN TECHNOLOGY, INC.,
on behalf of itself
and the members
of the Newco Group

Dated as of May 16, 2022

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of May 16, 2022 between Emerson Electric Co., a Missouri corporation (“Emerson”), on behalf of itself and the members of the Emerson Group, as defined below, and Aspen Technology, Inc., a Delaware corporation (formerly known as Emersub CX, Inc.) (“Newco,” and together with Emerson, the “Parties”), on behalf of itself and the members of the Newco Group, as defined below.

W I T N E S S E T H:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the Newco Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the Emerson Group;

WHEREAS, Aspen Technology, Inc. (“Aspen”), Emerson, EMR Worldwide Inc. (“Emerson Sub”), Newco and Emersub CXI, Inc. (“Merger Subsidiary”) have entered into a Transaction Agreement, dated as of October 10, 2021 (the “Transaction Agreement”), pursuant to which the Pre-Closing Restructuring, the Emerson Contributions and the Merger Exchange, the Deferred Closings and other related transactions will be consummated;

WHEREAS, Emerson and its Subsidiaries have consummated, prior to the Effective Time, the Pre-Closing Restructuring, which except as provided in Section 7.05 of the Transaction Agreement was consummated in the form depicted in Exhibit I to the Transaction Agreement, pursuant to which, among other things, (i) Roxar AS, an aksjeselskap organized in Norway (“Roxar AS”), will elect to be classified as disregarded as separate from its owner for U.S. federal income tax purposes (the “Roxar AS Conversion”), (ii) Aegir Norge Holdings AS, an aksjeselskap organized in Norway (“Aegir”), will elect to be classified as disregarded as separate from its owner for U.S. federal income tax purposes (the “Aegir Conversion”), (iii) Roxar AS will contribute 100% of the Equity Interests in Roxar Services AS (“Roxar Services”), an aksjeselskap organized in Norway, to Roxar Software Solutions AS, an aksjeselskap organized in Norway (“Roxar Software” and such contribution, the “Roxar Services Contribution”), (iv) Roxar AS will distribute 100% of the Equity Interests of Roxar Software to Aegir, (v) Aegir will distribute 100% of the Equity Interests of Roxar Software to Emerson Electric Nederland BV, a private limited company organized in the Netherlands (“EENBV”), (vi) EENBV will distribute 100% of the Equity Interests in Roxar Software to Emerson International Holding Co. Ltd., a private limited company organized in the United Kingdom (“EIHCL” and such distribution, the “Roxar Software Distribution”), (vii) EIHCL will contribute 100% of the Equity Interests in Roxar Software to Paradigm B.V., a private limited company organized in the Netherlands (“Paradigm BV” and such contribution, the “Roxar Software Contribution”), and (viii) EIHCL will distribute 100% of the Equity Interests in Paradigm BV to Rutherfurd Acquisitions Ltd., a private limited company organized in the United Kingdom (“RAL”) (such distribution, the “Paradigm Distribution” and together with the Roxar Software Distribution, the “Distributions”);

WHEREAS, the Pre-Closing Restructuring, the Emerson Contributions and the Merger Exchange are intended to qualify for the Intended Tax Treatment; and

WHEREAS, Emerson and Newco desire to set forth their agreement on the rights and obligations of Emerson and Newco and the members of the Emerson Group and the Newco Group respectively, with respect to (a) the administration and allocation of U.S. federal, state, local and non-U.S. Taxes incurred in Taxable periods beginning prior to the Closing Date, (b) Taxes resulting from the Pre-Closing Restructuring, the Deferred Closings, the Emerson Contributions and the Merger Exchange and transactions effected in connection therewith and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

Section 1. Definitions. (a) As used in this Agreement:

“Active Trade or Business” means (i) with respect to the Roxar Software Distribution, the Roxar Software Business, as defined on Schedule A-1 and (ii) with respect to the Paradigm Distribution, the Paradigm Software Business, as defined on Schedule A-2, and the Roxar Software Business, as defined on Schedule A-1.

“Closing of the Books Method” means the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the Closing Date (in the event that the Closing Date is not the last day of the Taxable period, as if the Closing Date were the last day of the Taxable period), subject to adjustment for items accrued on the Closing Date that are properly allocable to the Taxable period following the Closing, as determined by Emerson in its reasonable discretion, after consultation with Newco; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending at the close of the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each Taxable period.

“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code).

“Combined Tax Return” means a Tax Return filed in respect of U.S. federal, state, local or non-U.S. income Taxes for a Combined Group.

“Company” means Emerson or Newco (or the appropriate member of each of their respective Groups), as appropriate.

“Deferred Closing Taxes” means any Taxes incurred with respect to any Deferred Closing (other than, for the avoidance of doubt, Deferred Closing Period Taxes).

“Emerson Contributed Subsidiary Carried Item” means any Tax Attribute of an Emerson Contributed Subsidiary that may or must be carried from one Taxable period to another prior Taxable period, or carried from one Taxable period to another subsequent Taxable period, under the Code or other Applicable Law.

“Emerson Contributed Subsidiary Non-Emerson Group Tax Return” means any Tax Return required to be filed by an Emerson Contributed Subsidiary, or any Tax Return required to be filed by or with respect to a Deferred Business, in each case that is not a Combined Tax Return with any member of the Emerson Group.

“Emerson Disqualifying Action” means (a) any action (or the failure to take any action) within its control by any member of the Emerson Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) involving the capital stock of Emerson or any assets of any member of the Emerson Group or (c) any breach by any member of the Emerson Group of any representation, warranty or covenant made by it in this Agreement, that, in each case, would negatively affect clause (v) of the Intended Tax Treatment; provided, however, that the term “Emerson Disqualifying Action” shall not include any action expressly described in or contemplated by any Transaction Document or that is undertaken pursuant to the Pre-Closing Restructuring, the Deferred Closings, the Emerson Contributions or the Merger Exchange.

“Emerson Group” shall mean Emerson and each of its direct and indirect Subsidiaries immediately after the Closing, including any predecessors or successors thereto, other than those entities comprising the Newco Group; provided, that prior to any Deferred Closing (and not thereafter), the Emerson Group shall include the applicable Deferred Business. For the avoidance of doubt, any reference herein to the “members” of the Emerson Group shall include Emerson.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Final Determination” means (i) with respect to U.S. federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the Emerson Group or any member of the Newco Group, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, in the case of this clause (iv), that the provisions of Section 14 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Group” means, as the context requires, the Emerson Group or the Newco Group or either or both of them.

“Income Tax” means any Tax imposed on, or measured by reference to, net income or gains (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) or any similar Tax, and any related penalties, interest, or other additions in respect thereto.

“Income Tax Return” means any Tax Return in respect of an Income Tax.

“Indemnitee” means a Person that is entitled to seek indemnification from another Person pursuant to the provisions of Section 10.

“Intended Tax Treatment” means the qualification of (i) the Aegir Conversion as a tax-free liquidation for purposes of Sections 332 and 337 of the Code; (ii) the Roxar AS Conversion as a tax-free liquidation for purposes of Sections 332 and 337 of the Code; (iii) the Roxar Services Contribution and the Roxar Software Distribution, taken together, (x) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (y) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (z) as a transaction in which EENBV, Roxar Software and EIHCL recognize no income or gain for U.S. federal income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code; (iv) the Roxar Software Contribution and the Paradigm Distribution, taken together, (x) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (y) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (z) as a transaction in which EIHCL, Paradigm BV and RAL recognize no income or gain for U.S. federal income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code; and (v) the Emerson Contributions and the Merger Exchange, taken together, as a transfer governed by Section 351 of the Code.

“Newco Disqualifying Action” means (a) any action (or the failure to take any action) within its control by any member of the Newco Group after the Closing (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Closing involving the capital stock of Newco or any assets of any member of the Newco Group or (c) any breach by any member of the Newco Group after the Closing of any representation, warranty or covenant made by it in this Agreement, that, in each case, would negatively affect the Intended Tax Treatment; provided, however, that the term “Newco Disqualifying Action” shall not include any Non-Dilutive Equity Issuance or any action expressly described in or contemplated by any Transaction Document or that is undertaken pursuant to the Pre-Closing Restructuring, the Deferred Closings, the Emerson Contributions or the Merger Exchange.

“Newco Group” means Newco and each of its direct and indirect Subsidiaries immediately after the Closing (including the Emerson Contributed Subsidiaries) and any predecessors or successors thereto, other than those entities comprising the Emerson Group; provided, that following any Deferred Closing (and not prior thereto), the Newco Group shall include the applicable Deferred Business. For the avoidance of doubt, any reference herein to the “members” of the Newco Group shall include Newco.

“Non-Dilutive Equity Issuance” means a sale or other issuance to any Person of any Equity Interests of Newco if, in connection with such sale or issuance, the percentage of the outstanding Equity Interests of Newco held directly or indirectly by Emerson (measured by voting power and value, as determined for purposes of Section 355(e) of the Code) is not reduced, directly or indirectly, on a net basis, taking into account any other transaction or series of transactions effected in connection with such sale or issuance (including, for the avoidance of doubt, any sale or other issuance of Equity Interests of Newco to Emerson or any of its Subsidiaries); provided, that, Emerson and Newco shall cooperate with each other with respect to the sequencing of any transaction or series of transactions effected in connection with such sale or issuance so that Emerson will acquire Equity Interests of Newco simultaneously with, or prior to, the issuance of such Equity Interests of Newco to any Person other than Emerson; and provided, further, that, if such simultaneous or prior issuance to Emerson does not occur, then the sale or other issuance to any such other Person shall not be a “Non-Dilutive Equity Issuance” for purposes of this Agreement.

“OSI” means Open Systems International, Inc., a Delaware corporation.

“Paradigm Group” means Paradigm BV and Roxar Software and each of their direct and indirect Subsidiaries immediately after the Closing.

“Paradigm SAG” shall mean the “separate affiliated group,” as defined in Section 355(b)(3) of the Code, with respect to Paradigm BV.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Post-Closing Period” means any Taxable period beginning after the Closing Date and the post-Closing portion of any Straddle Period.

“Pre-Closing Emerson Combined Group” means any Combined Group for a Pre-Closing Period that includes at least one member of the Emerson Group and at least one Emerson Contributed Subsidiary.

“Pre-Closing Emerson Combined Tax Return” means any Combined Tax Return for a Pre-Closing Emerson Combined Group.

“Pre-Closing Period” means any Taxable period ending on or before the Closing Date and the pre-Closing portion of any Straddle Period.

“Pre-Closing Restructuring Taxes” means any Taxes incurred with respect to the Pre-Closing Restructuring, including as a result of the failure of the Intended Tax Treatment of any portion of the Pre-Closing Restructuring.

“Separate Tax Return” means any Tax Return filed or required to be filed by, or with respect to, a member of the Emerson Group or a member of the Newco Group that is not a Combined Tax Return.

“Specified Tax Elections” means the Tax elections set forth on Schedule B.

“Straddle Period” means a Taxable period that includes (but does not end on) the Closing Date.

“Tax Advisor” means a nationally-recognized law firm or accounting firm retained by Emerson to provide the Tax Opinion.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinion” shall mean the legal opinion delivered to Emerson by the Tax Advisor with respect to certain U.S. federal income Tax consequences of the Pre-Closing Restructuring and the Emerson Contributions.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax Refund” means any Tax refund, or credit in lieu thereof.

“Tax Representation Letters” means the representations provided by Newco and Emerson to the Tax Advisor in connection with the rendering by the Tax Advisor of the Tax Opinion.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transfer Taxes” means all U.S. federal, state, local or non-U.S. sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto).

“Wind-Down Entity” means each of (i) Paradigm Geotechnology (Egypt) S.A.E., a sharikat al-mossahamah organized under the laws of Egypt; (ii) Paradigm Geophysical Italy SRL, a società a responsabilità limitata organized under the laws of Italy; (iii) Paradigm Geophysical de Venezuela C.A., a compañía anónima organized under the laws of Venezuela; (iv) Paradigm Geophysical (KL) Sdn. Bhd., a sendirian berhad organized under the laws of Malaysia; (v) Paradigm Geophysical (Nigeria) Limited, a private company limited by shares organized under the laws of Nigeria; (vi) Paradigm Kazakhstan LLP, a limited liability partnership organized under the laws of Kazakhstan; and (vii) Roxar Services OOO, an obshchestvo s ogranichennoy otvetstvennostyu organized under the laws of Russia.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Due Date	Section 11(a)
Final Allocation	Section 5(b)
OSI Acquisition	Section 9(c)(i)
OSI Acquisition Date	Section 9(c)(i)
OSI Covered Tax Period	Section 9(c)(i)
OSI Pass-Through Tax Contest	Section 9(c)(ii)
OSI Pass-Through Tax Return	Section 9(c)(i)
OSI Sellers	Section 9(c)(iii)
Past Practices	Section 4(e)(i)
Paradigm Software Business	Schedule A-2
Proposed Allocation	Section 5(b)
PTI	Section 5(b)
Roxar Software Business	Schedule A-1
Specified OSI Refunds	Section 9(c)(iii)
Spinco	Section 9(a)(i)
Tax Arbiter	Section 25
Tax Refund Recipient	Section 7(c)

(c)       All capitalized terms used but not defined herein shall have the same meanings as in the Transaction Agreement. Any term used in this Agreement which is not defined in this Agreement or the Transaction Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Law.

Section 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Emerson Group, on the one hand, and any Emerson Contributed Subsidiary or Deferred Business, on the other hand, if not previously terminated, shall be terminated as of the Closing Date, without any further action by the parties thereto. Following the Closing, no member of the Emerson Group, Deferred Business or any Emerson Contributed Subsidiary shall have any further rights or liabilities thereunder, and this Agreement shall be the sole Tax sharing agreement between the members of the Emerson Group, on the one hand, and the members of the Newco Group (including the Emerson Contributed Subsidiaries and, following the applicable Deferred Closing, the Deferred Businesses), on the other hand.

Section 3. Liability for Taxes.

(a)       General Liability for Taxes.

(i)       Emerson Tax Liability. Except as provided in Section 3(c) and Section 3(a)(ii)(A), Emerson shall be liable for all Taxes reported, or required to be reported, on any Pre-Closing Emerson Combined Tax Return;

(ii)       Newco Tax Liability. Except as provided in Section 3(a)(i) and Section 3(c), Newco shall be liable for:

(A)       all Taxes reported, or required to be reported, on any Pre-Closing Emerson Combined Tax Return to the extent any such Pre-Closing Emerson Combined Tax Return includes any Tax Items required to be paid by or with respect to any Emerson Contributed Subsidiary or the Echo Business attributable to any Post-Closing Period, as determined in accordance with Section 3(b);

(B)       all Taxes reported, or required to be reported, on any Emerson Contributed Subsidiary Non-Emerson Group Tax Return; and

(C)       all Taxes attributable to any Emerson Contributed Subsidiary or a Deferred Business that is not required to be reported on a Tax Return.

(b)       Allocation Conventions. For purposes of Section 3(a):

(i)       The amount of any Tax of any Emerson Contributed Subsidiary with respect to a Straddle Period that is based on or measured by income, sales, use, receipts, or other similar items shall be allocated between the Pre-Closing Period and the Post-Closing Period based on the Closing of the Books Method as of the end of the Closing Date; provided, however, that if Applicable Law does not permit an Emerson Contributed Subsidiary to close its Taxable year on the Closing Date, the Tax attributable to the operations of such Emerson Contributed Subsidiary for any Pre-Closing Period shall be the Tax computed using a hypothetical closing of the books consistent with the Closing of the Books Method (except to the extent otherwise agreed upon by Emerson and Newco).

(ii)       The amount of any Tax of any Emerson Contributed Subsidiary with respect to a Straddle Period other than Taxes described in Section 3(b)(i) shall be allocated between the Pre-Closing Period and the Post-Closing Period by multiplying the total amount of such Tax for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on, and including, the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and allocating the result to the Pre-Closing Period and the remainder of such Tax to the Post-Closing Period.

(iii)       Notwithstanding the provisions of Section 3(b)(i), any Tax Item of an Emerson Contributed Subsidiary arising from a transaction engaged in outside the ordinary course of business on the Closing Date after the Closing shall be allocable to the Post-Closing Period, and any such transaction by or with respect to Newco or any member of the Newco Group occurring after the Closing shall be treated for all Tax purposes (to the extent permitted by Applicable Law) as occurring at the beginning of the day following the Closing Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b) (assuming no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to a ratable allocation of a year’s Tax Items)); provided that, for the avoidance of doubt, the foregoing shall not include any action expressly described in or contemplated by any Transaction Document or that is undertaken pursuant to the Pre-Closing Restructuring, any Deferred Closing, the Emerson Contributions or the Merger Exchange.

(c)          Special Liability Rules. Notwithstanding any other provision in this Section 3, liability for the following Taxes shall be as follows:

(i)       Pre-Closing Restructuring Transfer Taxes. Emerson shall be liable for 100% of Transfer Taxes with respect to the Pre-Closing Restructuring.

(ii)       Pre-Closing Restructuring Taxes. Any liability for Pre-Closing Restructuring Taxes shall be allocated in a manner consistent with Section 10(a)(iii) and Section 10(b)(vi).

(iii)       Deferred Closing Taxes. Emerson shall be liable for 100% of Deferred Closing Taxes.

(iv)       Taxes Covered by Transaction Documents. Subject to the preceding clauses of this Section 3(c), any liability or other matter relating to Taxes that is specifically addressed in any Transaction Document shall be allocated or governed as provided in such Transaction Document.

Section 4. Preparation and Filing of Tax Returns.

(a)       Emerson Prepared Tax Returns. Emerson shall prepare and file, or cause to be prepared and filed, all Pre-Closing Emerson Combined Tax Returns. To the extent any Pre-Closing Emerson Combined Tax Return reflects operations of an Emerson Contributed Subsidiary for a Taxable period that includes the Closing Date, Emerson shall include in such Pre-Closing Emerson Combined Tax Return the results of such Emerson Contributed Subsidiary on the basis of the Closing of the Books Method to the extent permitted by Applicable Law.

(b)       Newco Prepared Tax Returns. Newco shall prepare and file, or cause to be prepared and filed, any Emerson Contributed Subsidiary Non-Emerson Group Tax Return and any other Tax Return of any member of the Newco Group that is not a Pre-Closing Emerson Combined Tax Return.

(c)       Provision of Information; Timing. Newco shall maintain all necessary information for Emerson (or any of its Affiliates) to file any Tax Return that Emerson is required or permitted to file under this Section 4, and shall provide to Emerson all such necessary information in accordance with the Emerson Group’s past practice. Emerson shall maintain all necessary information for Newco (or any of its Affiliates) to file any Tax Return that Newco is required or permitted to file under this Section 4, and shall provide Newco with all such necessary information in accordance with the Emerson Group’s past practice.

(d)          Right to Review. The Party responsible for preparing (or causing to be prepared) any Tax Return under this Section 4 shall make such Tax Return and related workpapers available for review by the other Party, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Party would be liable under Section 3, or (ii) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for a Tax Refund under this Agreement. The Party responsible for preparing (or causing to be prepared) the relevant Tax Return shall (x) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for the filing of such Tax Return (taking into account any applicable extensions) to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return and (y) use reasonable best efforts to reflect on such Tax Return any reasonable comments provided by the requesting Party at least twenty (20) Business Days prior to filing, taking into account the Person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability of the requesting Party with respect to such Tax Return is material. The Parties shall consult and attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(e)          Special Rules Relating to the Preparation of Tax Returns.

(i)       General Rule. Except as provided in this Section 4(e)(i), Newco shall prepare (or cause to be prepared) any Tax Return, with respect to Taxable periods (or portions thereof) ending prior to or on the Closing Date, for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the Emerson Group prior to the Closing Date with respect to such Tax Return, to the extent permitted by Applicable Law, and otherwise as reasonably determined by Emerson.

(ii)       Consistency with Intended Tax Treatment. All Tax Returns that include any member of the Emerson Group or any member of the Newco Group shall be prepared in a manner that is consistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of Applicable Law).

(iii)       Emerson Contributed Subsidiary Non-Emerson Group Tax Returns. With respect to any Emerson Contributed Subsidiary Non-Emerson Group Tax Return, Newco and the other members of the Newco Group shall include Tax Items in such Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Emerson is responsible to the extent liability for such Tax Items is allocated in accordance with this Agreement.

(iv)       Certain Determinations with respect to Pre-Closing Emerson Combined Tax Returns. Emerson shall be entitled in its reasonable discretion (i) to determine whether any Emerson Contributed Subsidiary is required under Applicable Law to be included in any Pre-Closing Emerson Combined Group and (ii) to elect to include any Emerson Contributed Subsidiary in any Pre-Closing Emerson Combined Group if the inclusion of such Emerson Contributed Subsidiary in such Pre-Closing Emerson Combined Tax Return is elective under Applicable Law, except where such an election would be binding on Newco for a Taxable period beginning after the Closing in which case such determination shall be made by Emerson in its reasonable discretion after consultation with Newco. Newco shall cause each Emerson Contributed Subsidiary to execute and file such consents, elections and other documents as may be required by Applicable Law or reasonably requested by Emerson in connection with the filing of any Pre-Closing Emerson Combined Tax Return.

(v)       Preparation of Transfer Tax Returns. The Company required under Applicable Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns; provided, that Emerson shall prepare and file (or cause to be prepared and filed) all Tax Returns in respect of Transfer Taxes with respect to the Deferred Closings. If required by Applicable Law, Emerson and Newco shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

(vi)       If either Party reasonably determines that any member of the Newco Group may be required to file a Combined Tax Return with at least one member of the Emerson Group for a Post-Closing Period, the Parties shall cooperate in good faith to (A) determine whether such member of the Newco Group is required to file such a Combined Tax Return and (B) provide procedures that govern (I) the preparation and filing of such Tax Returns, (II) the allocation of the liability for Taxes reported on or otherwise due in respect of such Tax Returns, (III) the control and participation rights in any Tax Proceedings with respect to such Tax Returns and (IV) other related matters.

(f)       Payment of Taxes. Emerson shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Emerson Group is responsible for filing under this Section 4, and Newco shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Newco Group is responsible for filing under this Section 4. If any member of the Emerson Group is required to make a payment to a Taxing Authority for Taxes for which Newco is liable under Section 3, Newco shall pay the amount of such Taxes to Emerson in accordance with Section 10 and Section 11. If any member of the Newco Group is required to make a payment to a Taxing Authority for Taxes for which Emerson is liable under Section 3, Emerson shall pay the amount of such Taxes to Newco in accordance with Section 10 and Section 11.

Section 5. Apportionment of Earnings and Profits and Tax Attributes.

(a)       Any Tax Attributes arising in a Pre-Closing Period that are subject to allocation among members of a Combined Group shall be allocated among (and the benefits and burdens of such Tax Attributes will inure to) the members of the Emerson Group and the Emerson Contributed Subsidiaries in accordance with the Code, Treasury Regulations, and any Applicable Law, as determined by Emerson in its reasonable discretion.

(b)       Emerson shall in good faith, based on information reasonably available to it, advise Newco in writing, as soon as reasonably practicable after Newco’s reasonable request following the Closing, of Emerson’s estimate of any earnings and profits, previously taxed earnings and profits (within the meaning of Section 959 of the Code (“PTI”)), Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute to be allocated or apportioned to any Emerson Contributed Subsidiary under Applicable Tax Law (the “Proposed Allocation”). Newco shall have thirty (30) days to review the Proposed Allocation and provide Emerson any comments with respect thereto. If Newco either provides no comments or provides comments to which Emerson agrees in writing, such resulting determination will become final (the “Final Allocation”). If Newco provides comments to the Proposed Allocation and Emerson does not agree, the Final Allocation will be determined in accordance with Section 25. All members of the Emerson Group and Newco Group shall prepare all Tax Returns in accordance with the Final Allocation. In the event of any adjustment to the earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attributes, Emerson shall promptly advise Newco in writing of such adjustment. For the avoidance of doubt, Emerson shall not be liable to any member of the Newco Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Law.

(c)       Except as otherwise provided herein, to the extent that the amount of any earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute allocated to members of the Emerson Group or an Emerson Contributed Subsidiary pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as agreed by the Parties in good faith.

Section 6. Utilization of Tax Attributes.

(a)       Amended Returns. Any amended Tax Return or claim for a Tax Refund with respect to any member of the Newco Group may be made only by the Party responsible for preparing the original Tax Return with respect to such member of the Newco Group pursuant to Section 4. If Newco reasonably determines that it is necessary or appropriate to amend a Separate Tax Return of an Emerson Contributed Subsidiary, or desires to claim a Tax Refund with respect to any such Tax Return, Emerson shall cooperate in good faith with Newco to amend such Tax Return or claim such Tax Refund; provided, that such amendment or claim shall be made only if the benefit of amending such Tax Return or claiming such Tax Refund is reasonably expected to materially outweigh the cost of such action, as determined by Emerson in its reasonable discretion; and provided, further, that Newco shall bear the out-of-pocket expenses of such amendment of such Tax Return and/or claim of such Tax Refund.

(b)       No Carryback Election. The Parties hereby agree, except as provided in Section 6(c), (i) not to make or cause to be made any election to claim in any Pre-Closing Emerson Combined Tax Return an Emerson Contributed Subsidiary Carried Item from a Post-Closing Period and (ii) to elect, to the extent permitted by Applicable Law, to forgo the right to carry back any Emerson Contributed Subsidiary Carried Item from a Post-Closing Period to a Pre-Closing Emerson Combined Tax Return.

(c)       Emerson Contributed Subsidiary Carrybacks.

(i)       If Newco reasonably determines that an Emerson Contributed Subsidiary is required by Applicable Law to carry back any Emerson Contributed Subsidiary Carried Item from a Post-Closing Period to a Pre-Closing Emerson Combined Tax Return, it shall notify Emerson in writing of such determination at least sixty (60) days prior to filing the Tax Return on which such carryback will be reflected. Such notification shall include a description in reasonable detail of the basis for any expected Tax Refund and the amount thereof. If Emerson disagrees with such determination, the Parties shall resolve their disagreement pursuant to the procedures set forth in Section 25. The Emerson Group shall, at the request of Newco and at Newco’s expense, file or cooperate in good faith in the filing of any amended Tax Returns reflecting such carryback or claims for Tax Refund with respect to such carryback (unless such filing, (x) assuming it is accepted, could reasonably be expected to change the Tax liability of Emerson or any of its Affiliates for any Taxable period or (y) is not reasonably expected to provide a material benefit to Newco, as reasonably determined by Emerson).

(ii)       If an Emerson Contributed Subsidiary Carried Item from a Post-Closing Period is carried back to a Pre-Closing Emerson Combined Tax Return pursuant to Section 6(c)(i), Emerson shall be required to make a payment to the Newco Group in an amount equal to the Tax Refund in respect of such Emerson Contributed Subsidiary Carried Item in accordance with Section 7(c).

(d)       Emerson Contributed Subsidiary Carryforwards. If a portion or all of any Emerson Contributed Subsidiary Carried Item is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward to an Emerson Contributed Subsidiary Non-Emerson Group Tax Return, any Tax benefits arising from such carryforward shall be retained by the Newco Group.

(e)       Unified Loss Rules Election. Emerson shall make a timely and valid election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(A) to reduce the basis of the stock of any Emerson Contributed Subsidiaries to which such election applies, to the extent necessary to prevent any attribute reduction pursuant to Treasury Regulations Section 1.1502-36(d)(6). Emerson shall not make an election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B) or (C) to reattribute any of the Emerson Contributed Subsidiaries’ tax attributes to Emerson, without the prior written consent of Newco.

Section 7. Certain Tax Benefits.

(a)       Emerson Tax Refunds. Emerson shall be entitled to any Tax Refunds (including, in the case of any refund received, any interest actually received on or in respect thereof) received by any member of the Emerson Group or any Emerson Contributed Subsidiary, other than any Tax Refunds to which Newco is entitled pursuant to Section 7(b) (or, with respect to any Emerson Contributed Subsidiary Carried Item, Section 6). Newco shall not be entitled to any Tax Refunds received by any member of the Emerson Group or any Emerson Contributed Subsidiary, except as set forth in Section 7(b) (or, with respect to any Emerson Contributed Subsidiary Carried Item, Section 6).

(b)       Newco Tax Refunds. Newco shall be entitled to any Tax Refunds (including, in the case of any refund received, any interest actually received on or in respect thereof) received by any member of the Emerson Group or any member of the Newco Group after the Closing Date (i) with respect to any Tax for which a member of the Newco Group is liable under this Agreement (including, for the avoidance of doubt, any amounts allocated to Newco pursuant to Section 3(c)(ii)) or (ii) resulting from an Emerson Contributed Subsidiary Carried Item to the extent provided in Section 6.

(c)       Payments in Respect of Tax Refunds. A Company receiving (or realizing) a Tax Refund to which another Company is entitled hereunder (a “Tax Refund Recipient”) shall pay over the amount of such Tax Refund (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Refund and any other reasonable costs associated therewith) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Refund Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) to the extent that, as a result of a subsequent Final Determination, a Tax Refund that gave rise to such payment is subsequently disallowed or required to be repaid to the relevant Taxing Authority.

(d)       Corresponding Tax Benefits. Without duplication of Section 10(d), if any adjustment with respect to Taxes for which one Party is responsible under this Agreement makes allowable to the other Party any reduction in Taxes payable by the other Party or any other Tax benefit to such other Party which would not, but for such adjustment, be allowable, then the other Party (i) shall use commercially reasonable efforts to actually realize such Tax reduction or other Tax benefit, and (ii) shall pay over to the first Party such Tax reduction or other Tax benefit as and when actually realized, determined on a “with and without” basis, at the time the Tax Return which reflects such Tax reduction or other Tax benefit is filed.

Section 8. Certain Tax Elections. With respect to any Tax election (x) which, if made, would bind one or more members of the Emerson Group, on the one hand, and one or more members of the Newco Group, on the other hand, including the Specified Tax Elections, or (y) if made by one or more members of one Group would be effective only if the same election is made by one or more members of the other Group, Emerson shall be entitled in its reasonable discretion, after consultation with Newco, to determine whether the Emerson Group or the Newco Group shall make such Tax election, and no member of the Newco Group shall make any such Tax election without the prior written consent of Emerson (which may be granted or withheld in the reasonable discretion of Emerson, after consultation with Newco). If Emerson determines that any such Tax election shall be made, or agrees to make such election, in each case in accordance with this Section 8, Newco and Emerson shall, and shall cause the members of the Newco Group and the Emerson Group, as appropriate, to cooperate in making such election.

Section 9. Certain Representations and Covenants.

(a)       Representations.

(i)       Newco and each other member of the Newco Group represents that as of the date hereof, and covenants that as of the Closing Date, except as contemplated by the Transaction Documents, there is no plan or intention:

(A)       to contribute or otherwise transfer any equity interests in Roxar Software or Roxar Services to an entity treated as a corporation for U.S. federal income tax purposes;

(B)       to liquidate Roxar Software or Paradigm BV (together, the “Spincos” and each a “Spinco”) or to merge, consolidate or amalgamate any Spinco with any other Person (unless in the case of a merger, consolidation or amalgamation, such Spinco is the survivor of the merger, consolidation or amalgamation);

(C)       to sell, transfer or otherwise dispose of, directly or indirectly, any material asset of any member of the Paradigm Group (except for any Wind-Down Entity) to a Person other than a member of the Paradigm SAG subsequent to the Closing, except (A) dispositions in the ordinary course of business, (B) any cash paid to acquire assets in arm’s length transactions, (C) transactions that are disregarded for U.S. federal income Tax purposes, and (D) mandatory or optional repayment or prepayment of indebtedness;

(D)       to take or fail to take any action in a manner that is inconsistent with any representations furnished by Newco to the Tax Advisor in the Tax Representation Letters;

(E)       to repurchase stock of either of the Spincos;

(F)       to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distributions) that could reasonably be expected to cause the Distributions to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly stock of the Spincos representing a 50% or greater interest (within the meaning of Section 355(d)(4) of the Code) in either Spinco; provided, that the Parties agree, for the avoidance of doubt, that a Non-Dilutive Equity Issuance is not such a transaction or event; or

(G)       to cease to continue the active conduct of any Active Trade or Business, or to substantially reduce the business activity of any Active Trade or Business.

(b)       Covenants.

(i)       Neither Emerson nor Newco shall, nor shall permit any other member of the Emerson Group or the Newco Group to, take or fail to take any action that constitutes an Emerson Disqualifying Action or a Newco Disqualifying Action, as applicable.

(ii)       Neither Emerson nor Newco shall, nor shall permit any other member of the Emerson Group or the Newco Group to, take or fail to take any action that is inconsistent with any representations furnished by Emerson or Newco to the Tax Advisor in the Tax Representation Letters.

(iii)       During the two-year period following the Closing Date:

(A)       each Spinco shall (x) maintain its status as a company engaged in the applicable Active Trade or Business for purposes of Section 355(b)(2) of the Code, (y) not engage in any transaction that would result in it ceasing to be a company engaged in the applicable Active Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (x) and (y) hereof, and (z) not dispose of or permit a member of the Paradigm Group to dispose of, directly or indirectly, any interest in a member of the Paradigm Group (except for any Wind-Down Entity) to a Person other than a member of the Paradigm SAG subsequent to the Closing or permit any such member of the Paradigm Group to make or revoke any election under Treasury Regulations Section 301.7701-3; provided, that this clause (z) shall not prohibit an election under Treasury Regulations Section 301.7701-3 (I) to treat a member of the Paradigm Group as a disregarded entity or partnership for U.S. federal income Tax purposes, to the extent such entity is wholly owned by one or more members of the Paradigm Group, or (II) to treat a member of the Paradigm Group as a corporation for U.S. federal income Tax purposes, to the extent such election is treated under Treasury Regulations Section 301.7701-3(g)(1) as a contribution of assets to a corporation that is or becomes a member of the Paradigm SAG;

(B)       neither Spinco shall repurchase any of its Equity Interests;

(C)       neither Spinco shall, or shall agree to, merge, consolidate or amalgamate with any other Person, unless such Spinco is the survivor of the merger, consolidation or amalgamation;

(D)       Newco shall not cease to own, indirectly, 100% of the Equity Interests in either Spinco;

(E)       Newco shall not, and shall not permit any other member of the Newco Group to, or to agree to, sell or otherwise issue to any Person, any Equity Interests of Newco; provided, however, that Newco may issue Equity Interests to the extent such issuances (I) satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d) or (II) constitute a Non-Dilutive Equity Issuance;

(F)       Newco shall not, and shall not permit any other member of the Newco Group to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of Newco, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of Newco or (III) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (I) or (II), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Closing Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distributions, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d)) directly or indirectly any stock in either Spinco (or any successor thereto); provided, that the Parties agree, for the avoidance of doubt, that a Non-Dilutive Equity Issuance shall not be prohibited by this Section 9(b)(iii)(F); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code that has effect retroactive to a Taxable period that includes the Closing Date shall be incorporated in the restrictions in this clause (iii) and the interpretation thereof;

(G)       Newco shall not, and shall not permit any other member of the Newco Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of Newco or either Spinco (including, without limitation, through the conversion of one class of Equity Interests of Newco or either Spinco into another class of Equity Interests of Newco or such Spinco); and

(H)       Newco shall not, and shall not permit any member of the Newco Group to, contribute or otherwise transfer any equity interests in Roxar Software or Roxar Services to an entity treated as a corporation for U.S. federal income Tax purposes.

(iv)          Neither Emerson nor Newco shall take or fail to take, or permit any other member of the Emerson Group or the Newco Group, respectively, to take or fail to take, any action if such action or failure, as applicable, prevents the Intended Tax Treatment or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax Treatment; provided that, with respect to Emerson and the Emerson Group, this covenant shall apply only with respect to clause (v) of the definition of “Intended Tax Treatment”.

(v)          Without the prior written consent of Emerson (not to be unreasonably withheld, conditioned or delayed), before October 1, 2022, Newco will not, directly or indirectly, cause or permit (A) the sale, exchange, transfer or other disposition of the shares of Paradigm BV, Roxar Software or Roxar Services by the regarded owner (for U.S. federal income tax purposes) thereof as of the Closing Date, or (B) Paradigm BV, Roxar Software or Roxar Services to engage in any merger, liquidation, reorganization or similar transaction, unless, in each case, such action does not constitute a triggering event pursuant to Treasury Regulations Section 1.367(a)-8(k), as reasonably determined by Emerson, after notice by and consultation with Newco at least 30 days prior to the taking by Newco of any such action; provided, that the Parties shall reasonably cooperate to file any new gain recognition agreement to the extent necessary to cause any such action to qualify as a triggering event exception pursuant to Treasury Regulations Section 1.367(a)-8(k).

(c)          Certain Newco Covenants with respect to OSI.

(i)       Newco will not cause or permit OSI or any of its Subsidiaries or any Affiliate of Newco to (i) file or amend or otherwise modify any Tax Return of OSI or its Subsidiaries if (A) OSI or such Subsidiary was treated as an S corporation or disregarded entity for purposes of such Tax Return on or prior to October 1, 2020 (the “OSI Acquisition” and such date, the “OSI Acquisition Date”) and (B) the results of operations reflected on such Tax Return would also be reflected on a Tax Return of any owner of OSI prior to the OSI Acquisition, that relates in whole or in part to any taxable period (or portion thereof) beginning prior to the OSI Acquisition Date (such taxable period, an “OSI Covered Tax Period,” and such Tax Return, an “OSI Pass-Through Tax Return”), (ii) make or change any U.S. federal or state election or accounting method or practice with respect to any OSI Pass-Through Tax Return, or that has retroactive effect to, any OSI Covered Tax Period, (iii) voluntarily approach any Tax authority with respect to any OSI Pass-Through Tax Return attributable to an OSI Covered Tax Period or (iv) extend or waive the statute of limitations or other period for the assessment of any Tax with respect to any OSI Pass-Through Tax Return with respect to any OSI Covered Tax Period in each case, without the prior written consent of Emerson;

(ii)       Newco shall promptly notify Emerson in writing upon receipt by Newco, any member of the Newco Group or any of Newco’s Affiliates of notice of any pending or threatened U.S. federal, state, local or foreign Tax audits, examinations or assessments relating to any OSI Pass-Through Tax Return for any OSI Covered Tax Period (an “OSI Pass-Through Tax Contest”). OSI’s sellers’ representative (whom Emerson shall identify to Newco) shall have the sole right to represent the interests of OSI or its Subsidiaries in any OSI Pass-Through Tax Contest, and to employ counsel of its choice at its expense.

(iii)       Newco shall pay or cause to be paid to, or as directed by and on behalf of, Emerson the amount of any refund set forth on Schedule C (the “Specified OSI Refunds”) received by Newco or any of the Newco Group members promptly following receipt thereof; provided, that, prior to the payment of any Specified OSI Refund by Newco to Emerson, (i) Newco shall inform Emerson of the receipt of any Specified OSI Refund and (ii) Emerson shall certify to Newco that (x) Emerson is obligated to pay the entire amount of such Specified OSI Refund to certain persons that Emerson shall therein specify (the “OSI Sellers”), and (y) unless Emerson has directed Newco to pay such Specified OSI Refund on behalf of Emerson to the OSI Sellers, Emerson shall, promptly following its receipt of the payment of the amount of such Specified OSI Refund from Newco, so pay the entire amount of such Specified OSI Refund to the OSI Sellers. Newco shall cause the applicable Emerson Contributed Subsidiary to request a refund (rather than a credit in lieu of a refund) with respect to all Specified OSI Refunds.

(d)          Newco Covenants Exceptions. Notwithstanding the provisions of Section 9(b), Newco and the other members of the Newco Group may:

(i)       pay cash to acquire assets in arm’s length transactions, engage in transactions that are disregarded for U.S. federal Tax purposes, and make mandatory or optional repayments or prepayments of indebtedness; or

(ii)       take any action that would reasonably be expected to be inconsistent with the covenants contained in Section 9(b), if: (A) Newco notifies Emerson of its proposal to take such action and Newco and Emerson obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax Treatment, provided that Newco agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further that the Newco Group shall not be relieved of any liability under Section 10(a) of this Agreement by reason of seeking or having obtained such a ruling; (B) Newco notifies Emerson of its proposal to take such action and obtains an unqualified opinion of counsel (I) from a Tax advisor recognized as an expert in U.S. federal income Tax matters and reasonably acceptable to Emerson, (II) on which Emerson may rely and (III) to the effect that, assuming the Pre-Closing Restructuring, the Emerson Contributions and the Merger Exchange otherwise (without taking into account the action contemplated by this paragraph) qualify for the Intended Tax Treatment, such action “will” not affect the Intended Tax Treatment, provided that the Newco Group shall not be relieved of any liability under Section 10(a) of this Agreement by reason of having obtained such an opinion; or (C) Newco obtains the prior written consent of Emerson to take such action, provided that the Newco Group shall not be relieved of any liability under Section 10(a) of this Agreement by reason of having obtained such consent.

Section 10. Indemnities.

(a)         Newco Indemnity to Emerson. Newco and each other member of the Newco Group shall jointly and severally indemnify Emerson and the other members of the Emerson Group against, and hold them harmless, without duplication, from:

(i)       any Tax liability for which Newco is liable pursuant to Section 3;

(ii)       any Tax liability attributable to a breach, after the Closing, by Newco or any other member of the Newco Group of any representation, covenant or provision contained in this Agreement (including, for the avoidance of doubt, any Taxes resulting from any breach for which the conditions set forth in Section 9(d) are satisfied);

(iii)       any Pre-Closing Restructuring Taxes attributable to a Newco Disqualifying Action (including, for the avoidance of doubt, any Taxes resulting from any action for which the conditions set forth in Section 9(d)(ii) are satisfied); and

(iv)       all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in clauses (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b)          Emerson Indemnity to Newco. Emerson and each other member of the Emerson Group will jointly and severally indemnify Newco and the other members of the Newco Group against, and hold them harmless, without duplication, from:

(i)       any Tax liability for which Emerson is liable pursuant to Section 3;

(ii)       any Taxes imposed on any member of the Newco Group under Treasury Regulations Section 1.1502-6 (or similar or analogous provision of state, local or foreign law) as a result of any Emerson Contributed Subsidiary being or having been a member of a Combined Group on or before the Closing Date;

(iii)       any Taxes imposed on any member of the Newco Group under any provision of state, local or foreign law similar or analogous to Treasury Regulations Section 1.1502-6 as a result of such member being or having been a member of a Combined Group with any member of the Emerson Group on or after the Closing Date;

(iv)       all amounts required to be paid by any Emerson Contributed Subsidiary under any Tax Sharing Agreement to which such Emerson Contributed Subsidiary is or was a party or is or was otherwise subject on or prior to the Closing Date;

(v)       any Tax liability attributable to a breach, after the Closing, by Emerson or any other member of the Emerson Group of any representation in this Agreement or any covenant or provision contained in this Agreement or the Transaction Agreement;

(vi)       any Pre-Closing Restructuring Taxes, other than any Pre-Closing Restructuring Taxes for which Newco and each other member of the Newco Group are obligated to indemnify Emerson and the members of the Emerson Group under Section 10(a)(iii); and

(vii)       all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in clauses (i) through (vi), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c)       Discharge of Indemnity. Newco, Emerson and the members of their respective Groups shall discharge their obligations under Section 10(a) or Section 10(b) hereof, respectively, by paying the relevant amount in accordance with Section 11, within thirty (30) Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such thirty (30) Business Days, at least ten (10) Business Days prior to the date by which the demanding party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 10(a) or Section 10(b), as the case may be. Notwithstanding the foregoing, if any member of the Newco Group or any member of the Emerson Group disputes in good faith the fact or the amount of its obligation under Section 10(a) or Section 10(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 25 hereof; provided, however, that any amount not paid within thirty (30) Business Days of demand therefor shall bear interest as provided in Section 11.

(d)       Corresponding Tax Benefits. If an indemnification obligation of any member of the Emerson Group or any member of the Newco Group, as the case may be, under this Section 10 arises in respect of an adjustment that makes allowable to an Indemnitee any reduction in Taxes payable by the Indemnitee or other Tax benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 10(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the Taxable year in which such indemnification obligation arises, determined on a “with and without” basis.

Section 11. Payments.

(a)       Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, Emerson has the right to designate, by written notice to Newco, which member of the Emerson Group will make or receive such payment.

(b)       No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Transaction Agreement or any other Transaction Document, and this Agreement shall be construed accordingly.

Section 12. Guarantees. Emerson and Newco, as the case may be, each hereby guarantees and agrees to otherwise perform the obligations of each other member of the Emerson Group or the Newco Group, respectively, under this Agreement.

Section 13. Communication and Cooperation.

(a)         Consult and Cooperate. Emerson and Newco shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i)       the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Newco Group (or, in the case of any Tax Return of the Emerson Group, the portion of such return that relates to Taxes for which the Newco Group may be liable or earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute that may be allocated to a member of the Newco Group, in each case pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii)       the execution of any document that may be necessary (including to give effect to Section 14) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii)       the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b)         Provide Information. Except as set forth in Section 14, Emerson and Newco shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c)         Tax Attribute Matters. Emerson and Newco shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the Newco Group or any member of the Emerson Group, respectively.

(d)         Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the Emerson Group or Newco Group, respectively, shall be required to provide any member of the Newco Group or Emerson Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate to Newco, the business or assets of any member of the Newco Group, or matters for which Newco or Emerson Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the Emerson Group or the Newco Group, respectively, be required to provide any member of the Newco Group or Emerson Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that Emerson or Newco, respectively, determines that the provision of any information to any member of the Newco Group or Emerson Group, respectively, could be commercially detrimental or violate any law or agreement to which Emerson or Newco, respectively, is bound, Emerson or Newco, respectively, shall not be required to comply with the foregoing terms of this Section 13(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to Emerson or Newco, to the extent such access to or copies of any information is provided to a Person other than a member of the Emerson Group or Newco Group (as applicable)).

Section 14. Audits and Contests.

(a)       Notice. Each of Emerson or Newco shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority or upon becoming aware of an actual or potential Tax Proceeding by a Taxing Authority that may affect the liability of any member of the Newco Group or the Emerson Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a Party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying Party is prejudiced by such failure.

(b)       Emerson Control. Notwithstanding anything in this Agreement to the contrary, Emerson shall have the right to control all matters relating to any Tax Proceeding relating to any Pre-Closing Emerson Combined Tax Return. Emerson shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax Proceeding described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding is reasonably likely to (A) give rise to an indemnity obligation of Newco under Section 10 hereof or (B) affect the allocation of earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute that may be allocated to a member of the Newco Group pursuant to Section 5 hereof, (i) Emerson shall keep Newco informed of all material developments and events relating to any such Tax Proceeding described in this proviso, and (ii) other than with respect to any Tax Proceeding relating to any Pre-Closing Emerson Combined Tax Return, at its own cost and expense, Newco shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.

(c)       Newco Control. Newco shall have the right to control all matters relating to any Tax Proceeding relating to any Emerson Contributed Subsidiary Non-Emerson Group Tax Return and any Tax attributable to any Emerson Contributed Subsidiary or Deferred Business that is not required to be reported on a Tax Return, other than any Tax Proceeding relating to Pre-Closing Restructuring Taxes or Deferred Closing Taxes. Newco shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax Proceeding described in the preceding sentence; provided, however, that to the extent that any such Tax Proceeding is reasonably likely to give rise to an indemnity obligation of Emerson under Section 10 hereof, (i) Newco shall keep Emerson informed of all material developments and events relating to any such Tax Proceeding described in this proviso, (ii) at its own cost and expense, Emerson shall have the right to participate in (but not to control) the defense of any such Tax Proceeding, and (iii) Newco shall not settle or compromise any such contest without Emerson’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(d)       Pre-Closing Restructuring Taxes and Deferred Closing Taxes. Emerson shall have the right to control any Tax Proceeding relating to Pre-Closing Restructuring Taxes and Deferred Closing Taxes; provided, that Emerson shall keep Newco fully informed of all material developments and, other than with respect to any Tax Proceeding relating to any Pre-Closing Emerson Combined Return (which shall be governed by Section 14(b)), shall permit Newco, at its own cost and expense, a reasonable opportunity to participate in the defense of the matter.

Section 15. Deferred Business Tax Matters. Notwithstanding that pursuant to Section 7.05(e) of the Transaction Agreement the Newco Group is intended to be treated as having the economic rights, benefits, and interests, and assuming the economic risk, encumbrances, and obligations, in each case, with respect to the ownership of each Deferred Business as of the Effective Time, the Parties agree to treat the Emerson Group (or the applicable member(s) thereof) as the owner of each Deferred Business during the applicable Deferred Closing Period for all applicable Tax purposes. Each of Emerson and Newco shall, and shall cause their respective Affiliates to, file all applicable Tax Returns in a manner consistent with this Section 15, and shall not take any contrary Tax position, except to the extent required pursuant to a “determination” under Section 1313(a) of the Code (or similar result or outcome under state, local or non-U.S. Tax law).

Section 16. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, email transmission, or mail, to the following addresses:

if to Emerson or the Emerson Group, to:

Emerson Electric Co.
8000 West Florissant Avenue

P.O. Box 4100

St. Louis, MO 63136

Attention:	Sara Yang Bosco, Senior Vice President, Secretary and General Counsel
Vincent M. Servello, Vice President, Strategy & Corporate Development
Email:	Sarah.Bosco@emerson.com
Vincent.Servello@emerson.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention:	Michael Mollerus
Email:	michael.mollerus@davispolk.com

if to Newco or the Newco Group, to:

Aspen Technology, Inc.
20 Crosby Drive

Bedford, MA 01730

Attention:	SVP and General Counsel
Email:	legalnotices@aspentech.com

with copies (which shall not constitute notice) to:

Aspen Technology, Inc.
20 Crosby Drive

Bedford, MA 01730

Attention:	President and CEO
E-mail:	legalnotices@aspentech.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116

Attention:	Graham Robinson
Moshe Spinowitz
Katherine Ashley
E-mail:	graham.robinson@skadden.com
moshe.spinowitz@skadden.com
katherine.ashley@skadden.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 17. Costs and Expenses. The Party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return. Except as expressly set forth in this Agreement or the Transaction Agreement, (i) each Party shall bear the costs and expenses incurred pursuant to this Agreement to the extent the costs and expenses are directly allocable to a liability or obligation allocated to such Party and (ii) to the extent a cost or expense is not directly allocable to a liability or obligation, it shall be borne by the Party incurring such cost or expense. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.

Section 18. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between Emerson and Newco, this Agreement shall become effective upon the consummation of the Closing. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

Section 19. Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 20. Construction. In this Agreement, unless the context clearly indicates otherwise:

(a)       words used in the singular include the plural and words used in the plural include the singular;

(b)       references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)       except as otherwise clearly indicated, reference to any gender includes the other gender;

(d)       the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e)       reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(f)       the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g)       reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h)       reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i)       relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(j)       the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(k)       unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(l)       any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

Section 21. Entire Agreement; Amendments and Waivers.

(a)       Entire Agreement.

(i)       This Agreement and the other Transaction Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Transaction Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Transaction Documents. This Agreement is an “Ancillary Agreement” as such term is defined in the Transaction Agreement and shall be interpreted in accordance with the terms of the Transaction Agreement in all respects, provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transaction Agreement, the terms of this Agreement shall control in all respects.

(ii)       THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER EMERSON NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE ECHO BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF EMERSON OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. NEWCO ACKNOWLEDGES THAT EMERSON HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY EMERSON OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE ECHO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

(b)       Amendments and Waivers.

(i)       Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Emerson and Newco, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(ii)       No failure or delay by any Party (or the applicable member of such Party’s Group) in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 23. Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom), and each of the Parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 16 shall be deemed effective service of process on such Party.

Section 24. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 25. Dispute Resolution. In the event of any dispute relating to this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by Emerson and Newco; provided, however, that, if Emerson and Newco do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by Emerson, one member chosen by Newco, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the Parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the Parties to the dispute.

Section 26. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 13(d) and the indemnification and release provisions of Section 10, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 27. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Transaction Documents.

Section 28. Authorization. Each of Emerson and Newco hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, on its behalf and on behalf of each member of its Group, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party and each member of its Group, that this Agreement constitutes a legal, valid and binding obligation of each such Party and each member of its Group, and that the execution, delivery and performance of this Agreement by such Party and each member of its Group does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such Party or member of its Group.

Section 29. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Law.

Section 30. Performance. Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

EMERSON ELECTRIC CO., on its own behalf and on behalf of the members of the Emerson Group

By:	/s/ Vincent Servello
	Name:	Vincent Servello
	Title:	Vice President, Strategy and Corporate Development

ASPEN TECHNOLOGY, INC. (formerly known as Emersub CX, Inc.) on its own behalf and on behalf of the members of the Newco Group

By:	/s/ Antonio Pietri
	Name:	Antonio Pietri
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO THE TAX MATTERS AGREEMENT]

SCHEDULE A-1: Roxar Software Business

The “Roxar Software Business” means the business described in this Schedule A-1:

Roxar Software and its subsidiaries provide reservoir management software services to the oil & gas industry, including solutions in the areas of reservoir geophysics, reservoir geology, reservoir engineering and simulation, well planning and monitoring, and production monitoring and modeling.

A-1

SCHEDULE A-2: Paradigm Software Business

The “Paradigm Software Business” means the business described in this Schedule A-2:

Paradigm BV and its subsidiaries provide integrated oil and gas exploration and production software suite, featuring automated workflows that enhance productivity while reducing user effort, including advanced subsurface seismic imaging technologies, high-resolution seismic processing imaging, high-resolution seismic interpretation, formation evaluation, data management and open systems, and geological modeling.

A-2

SCHEDULE B: Specified Tax Elections

The following Tax elections are hereby identified as Specified Tax Elections:

1. For any Taxable period during which one or more members of the Newco Group and one or more members of the Emerson Group are members of the same “CFC Group” (as defined in Treas. Reg. Section 1.951A-2(c)(7)(viii)(E)), the GILTI High-Tax Exclusion Election under Treas. Reg. Section 1.951A-2(c)(7); and

2. For the Taxable period of any Emerson Contributed Subsidiary including the Closing Date, the election under Treas. Reg. Section 1.245A-5(e)(3)(i).

3. Any joint election with respect to any Emerson Contributed Subsidiary pursuant to section 171A of the UK Taxation of Chargeable Gains Act 1992 (the “TCGA 1992”) to allocate to a member of the Emerson Group any chargeable gain or loss for UK corporation tax purposes that arises in an Emerson Contributed Subsidiary in connection with the Pre-Closing Restructuring by virtue of section 179 of the TCGA 1992.

4. Any joint election with respect to any Emerson Contributed Subsidiary pursuant to section 792 of the UK Corporation Tax Act 2009 (the “CTA 2009”) to allocate to a member of the Emerson Group any chargeable realization gain for UK corporation tax purposes that arises in an Emerson Contributed Subsidiary in connection with the Pre-Closing Restructuring by virtue of section 780 or 785 of the CTA 2009.

B-1

SCHEDULE C: Specified OSI Refunds

Specified OSI Refunds	Estimated Amount (USD)
1. U.S. Federal/State 2019 Tax Refunds	254,849
2. U.S. Federal/State 2020 Q1 Prepaid Tax	298,433
3. U.S. Federal/State 2020 Q2 Prepaid Tax	175,000
4. Canada HQ Withholding Prepayment	765,351

C-1